Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

PINNACLE FOODS FINANCE CORP.

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

FIRST: The name of the Corporation is Pinnacle Foods Finance Corp.

SECOND: The registered office and registered agent of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, New Castle County.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 1000 shares of Common Stock, par value $0.01 each.

FIFTH: The name of the sole incorporator is Jeffrey C. DeMartino, and his address is Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017-3954.

SIXTH: The Board of Directors of the Corporation, acting by majority vote, may adopt, amend or repeal the By-Laws of the Corporation.

SEVENTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on February 27, 2007.

/S/ JEFFREY C. DEMARTINO
Jeffrey C. DeMartino
Incorporator